Exhibit 10.19

FIRST AMENDMENT TO THE
WEINGARTEN REALTY INVESTORS
DEFERRED COMPENSATION PLAN

R E C I T A L S:

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Employer”) has previously established the Weingarten Realty Investors Deferred Compensation Plan (the “Deferred Compensation Plan”), which has most recently been amended and restated effective September 1, 2002 under the terms of which selected employees and/or management are entitled to defer a portion of their compensation and/or receive discretionary contributions from the Employer.

The Employer has previously established the Weingarten Realty Investors 1993 Share Incentive Plan and the Weingarten Realty Investors 2001 Long Term Incentive Plan (collectively, the “Long Term Incentive Plan”) under which selected full-time employees, consultants and/or Trust Managers may be granted Share Options or Restricted Shares, as therein defined.

The Board of Trust Managers desires to amend and supplement the Deferred Compensation Plan to permit the deferral of an Award of Restricted Shares pursuant to the Long Term Incentive Plan.

NOW THEREFORE, the Employer hereby amends the Deferred Compensation Plan by the addition of the following Article XI:

ARTICLE XI
Restricted Share Deferral

11.1 Any Trust Manager and any Participant shall be eligible to elect the deferral of an Award of Restricted Shares as defined in and pursuant to the Weingarten Realty Investors 1993 Share Incentive Plan and the Weingarten Realty Investors 2001 Long Term Incentive Plan (collectively, the “Long Term Incentive Plan”) which are incorporated herein by this reference. Such election may be made with respect to either unvested Restricted Shares of a prior Award of Restricted Shares or as to any subsequent Award of Restricted Shares. The manner and duration of such deferral shall be in accordance with the provisions of this Article XI and in accordance with procedures established by the Administrator.

11.2 Weingarten Restricted Stock Deferral. A Participant or Trust Manager may elect to defer all or a portion of the Award of Restricted Shares, on such terms as the Administrator may permit, by completing a Share Award Deferral Agreement and submitting it to the Administrator prior to the Award of Restricted Shares. Any election to defer all or a portion of the Award of Restricted Shares shall apply to any subsequent Award unless and until a revised Share Award Deferral Agreement is submitted to the Administrator. A deferral election shall be irrevocable and shall be for a period of not less than five (5) years and shall not extend beyond the date of such Participant’s termination of employment or such Trust Manager ceasing to be a member of the Board, as the case may be (the “Share Deferral Period”). The Administrator shall credit such deferred Restricted Shares to a bookkeeping account (to be known as a “Weingarten Stock Account”) for the benefit of such Participant or Trust Manager. The Restricted Shares so deferred initially shall be accounted for by the Employer and shall be transferred to the Trustee at such time as the Employer shall, in its discretion, determine.

11.3 Terms and Conditions of Awards. Any deferred Restricted Shares shall remain subject to the forfeiture and transfer restriction provisions of the Long Term Incentive Plan and any other terms and conditions established by the Management Development and Compensation Committee incident thereto. In the event that the Restriction Period, as defined under the Long Term Incentive Plan, has not expired at the end of the applicable Deferral Period elected under the Share Deferral Election Period, any Restricted Shares distributed by the Trustee shall remain subject to any and all such terms and conditions and any applicable provisions of the Long Term Incentive Plan imposed upon such Restricted Shares through the expiration of the Restriction Period Restricted Shares distributed by the Trustee shall contain the legend provided under the Long Term Incentive Plan. If the Restriction Period shall expire prior to the Share Deferral Election Period, a Trust Manager or Participant, subject to any applicable securities law restrictions, may direct that an equivalent amount in value of any such vested Deferred Shares credited to a Weingarten Stock Account for his or her benefit, be credited to an Investment Fund in lieu of such Deferred Shares, in which case the Participant’s benefit hereunder with respect to such amount thereafter shall be determined by reference to the Investment or Investment Fund so selected.

11.4 Dividends.

a. General. Unless a Dividend Deferral Election is made by the Trust Manager or Participant, any dividends payable with respect to any Restricted Shares shall be paid to the Participant or Trust Manager who deferred such Restricted Shares, subject, in the case of a Participant, to applicable withholding.

b. Dividend Deferral Election. In accordance with procedures and in such form as established by the Administrator, a Trust Manager or Participant, in connection with a deferral of an Award of Restricted Shares also may irrevocably elect to defer the receipt of the dividends payable with respect to some or all of the deferred Restricted Shares during the Share Deferral Period. In such case, any and all such dividends attributable thereto shall be paid by the Employer to the Trustee, and shall be held in trust and may be credited as either additional Deferred Shares or any other Investment or Investment Fund invested in accordance with the Trust Manager’s or Participant’s election under the terms of the Deferred Compensation Plan or subsequent investment election as herein provided. The account attributable to the dividends so deferred, adjusted for investment experience, as provided in the Deferred Compensation Plan, shall be distributed to the Trust Manager or Participant upon the expiration of the applicable Share Deferral Period.

11.5 Definitions. All bolded terms in this Article XI shall have the meaning contained in the Long Term Incentive Plan. For purposes of Section 1.13 of this Plan, “Investment Fund or Funds” shall include any deferred Restricted Shares or any deferred dividends to be credited as an equivalent amount in value of Deferred Shares.

Executed this 3 day of November, 2003.

WEINGARTEN REALTY INVESTORS

        By:  /s/ S. Richter
Name:  S. Richter
Title:  Sr. Vice President, CFO